Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	A. William Higgins
President and Chief Operating Officer
CIRCOR International, Inc.
(781) 270-1200

Frederic M. Burditt to Join CIRCOR International as Chief Financial Officer

Burlington, MA, January 28, 2008

CIRCOR International, Inc. (NYSE:CIR) a leading provider of valves and fluid control products for the instrumentation, aerospace, thermal fluid and energy markets, today announced that Frederic M. Burditt has agreed to join the Company, effective February 11, 2008, as its Vice President, Chief Financial Officer and Treasurer, succeeding Kenneth W. Smith whose retirement plans the Company had previously announced. For the past seven years, Mr. Burditt has served as Chief Financial Officer of Danaher Tool Group, a large division of Danaher Corporation, a diversified manufacturer known for its world-class implementation of lean operating principles. Prior to joining Danaher in 2001, Mr. Burditt had served as Chief Financial Officer of MedSource Technologies, Inc., a contract medical device manufacturing and engineering services provider, and prior to that, he spent eighteen years in positions of increasing responsibility with The Stanley Works, including financial responsibility for a $2.5 billion manufacturing organization operating in 30 countries.

Commenting on Mr. Burditt’s hiring, David A. Bloss, Sr., the Company’s Chairman and CEO, stated, “We are fortunate and excited to attract a new finance leader with Fred’s diversified, global operational and financial experience. With Bill Higgins expected to assume the CEO position March 1st, I am confident that Fred’s demonstrated ability to lead within a world-class lean operating culture will benefit us greatly as Bill guides us on our continued journey toward operational excellence.”

Mr. Bloss continued, “I also want to once again thank Ken Smith not only for his commitment and leadership during the past eight years, but also for deferring his retirement in order to ensure a smooth succession.”